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                                                                    EXHIBIT 23.1


                       Consent of Independent Accountants


         We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 31, 2000, except for Note 12 which is as at March
6, 2000 relating to the consolidated financial statements of Internet Pictures Corporation (formerly bamboo.com) and the supplemental consolidated pooled financial statements of Internet Pictures Corporation and of our report dated January 25, 2000, except for Note 15 which is as of March 6, 2000 relating to the financial statements of PictureWorks Technology, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.



/s/ PRICEWATERHOUSE COOPERS L.L.P.
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San Jose, CA
March 16, 2000